Filed Pursuant to Rule 424(b)(2)

Registration No. 333-151848

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share..............................................	$151,360,000	$5,948.45 (1)

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 23, 2008)

8,800,000 Shares

HEALTHSOUTH CORPORATION

Common Stock

____________________________

We are offering 8,800,000 shares of common stock to be sold in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol "HLS." The last reported sale price on the New York Stock Exchange of the common stock on June 23, 2008 was $17.97 per share.

See "Risk Factors" beginning on page S-2 of this prospectus supplement and on page 3 of the accompanying prospectus to read about factors you should consider before buying shares of common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price.................................................................................................................	$17.20	$151,360,000
Underwriting discounts and commissions....................................................................................	$ 0.13	$ 1,144,000
Proceeds to us (before expenses).................................................................................................	$17.07	$150,216,000

The underwriter expects to deliver the shares against payment in New York, New York on June 27, 2008.

JPMorgan

June 24, 2008

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page

ABOUT THIS PROSPECTUS SUPPLEMENT................................................................................................................	S-1
RISK FACTORS..................................................................................................................................................................	S-2
USE OF PROCEEDS............................................................................................................................................................	S-2
THE OFFERING...................................................................................................................................................................	S-3
PRICE RANGE OF COMMON STOCK...........................................................................................................................	S-3
DIVIDEND POLICY............................................................................................................................................................	S-4
UNDERWRITING...............................................................................................................................................................	S-5
LEGAL MATTERS.............................................................................................................................................................	S-6
EXPERTS.............................................................................................................................................................................	S-7

PROSPECTUS

Page

ABOUT THIS PROSPECTUS................................................................................................................................................	1
FORWARD-LOOKING STATEMENTS..............................................................................................................................	2
RISK FACTORS......................................................................................................................................................................	3
THE COMPANY.....................................................................................................................................................................	4
USE OF PROCEEDS................................................................................................................................................................	5
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS....................	6
DESCRIPTION OF CAPITAL STOCK.................................................................................................................................	7
DESCRIPTION OF WARRANTS.........................................................................................................................................	9
PLAN OF DISTRIBUTION..................................................................................................................................................	10
WHERE YOU CAN FIND MORE INFORMATION........................................................................................................	13
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................................	14
LEGAL MATTERS...............................................................................................................................................................	15
EXPERTS...............................................................................................................................................................................	15

i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, the terms "HealthSouth," "we," "us," "our," and the "Company" refer to HealthSouth Corporation and its subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the common stock offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in our common stock you should carefully read this prospectus supplement along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information" in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since such dates.

RISK FACTORS

We urge you to carefully consider the risks described below, the risks beginning on page 3 of the accompanying prospectus and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference, before reaching a decision regarding an investment in our common stock.

Risks Related to this Offering and Our Common Stock

The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the common stock.

The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to: (1) variations in annual or quarterly financial results; (2) changes by financial research analysts in their estimates of our earnings or the earnings of our competitors; and (3) conditions in the economy in general or the healthcare industry in particular, including increased competitive pressures and dependence on, and pricing pressures from, the industry and its customers.

Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock and may significantly dilute stockholder value.

The sale of substantial amounts of our common stock could adversely affect its price. We are required to issue approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock pursuant to our agreement to settle litigation filed against us, certain of our former directors and officers and certain other parties relating to financial reporting and related activity that occurred at HealthSouth during periods ended in March 2003. Distribution of the common stock and warrants to purchase shares of common stock cannot occur until the order related to this settlement becomes a final, non-appealable order. At this time, an appeal is outstanding with the Eleventh Circuit Court of Appeals. We cannot predict when, or if, the order will become final and non-appealable. You should review the information in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which we are incorporating herein by reference for additional information regarding the litigation and related settlement. The availability of a large block of stock for sale in relation to our normal trading volume could result in a decline in the market price of our common stock and may have a dilutive effect on our existing stockholders.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $150.0 million, after deducting underwriting discounts and commissions and the estimated expenses of the offering. Under the terms of our Credit Agreement (as defined in our Form 10-K for the year ended December 31, 2007), we are required to use 25% of the net proceeds from this offering to repay borrowings under our Term Loan Facility (as also defined in our Form 10-K for the year ended December 31, 2007). Our Term Loan Facility, which matures in March 2013, bears interest at a rate of LIBOR plus 2.5%. We also intend to retire approximately $30.3 million of 10.750% Senior Subordinated Notes due to mature on October 1, 2008. The remainder of the net proceeds will be used for general corporate purposes including redemption and repayment of other short- and long-term borrowings, acquisitions of, or investments in, businesses or assets, capital expenditures and working capital. Pending the application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

THE OFFERING

Common stock we are offering.................................................................................................................................	8,800,000

Common stock outstanding after this offering, net of treasury shares.............................................................	87,974,141[1]

1. Excludes approximately 13.4 million potential shares of common stock, including dilutive stock options, restricted stock awards, restricted stock units, and convertible perpetual preferred stock. Approximately 13.1 million of the potential shares relates to the Company’s convertible perpetual preferred stock.

In addition to these potential shares, there are also options to purchase approximately 2.5 million shares of the Company’s common stock outstanding that are not included in the above potential shares amount because these shares are antidilutive.

In connection with the repayment of certain loan amounts in January 2004, the Company issued warrants to the applicable lender to purchase two million shares of the Company’s common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $32.50 per share. The warrants are not included in the above number of potential shares because they are currently antidilutive.

In September 2006, the Company agreed to issue approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock to settle its class action securities litigation. This agreement received final court approval on January 11, 2007. These shares of common stock and warrants are not included in any amounts presented, currently outstanding or potential shares, as distribution of these shares and warrants cannot occur until the order underlying the securities litigation becomes a final, non-appealable order. At this time, an appeal is outstanding with the Eleventh Circuit Court of Appeals.

PRICE RANGE OF COMMON STOCK

On March 19, 2003, after the United States Securities and Exchange Commission issued an Order of Suspension of Trading, the New York Stock Exchange ("NYSE") suspended trading in our common stock, which was then listed under the symbol HRC. That same day, Standard & Poor’s announced that it removed our common stock from the S&P 500 Index. The NYSE continued the trading halt and eventually delisted our common stock. On March 25, 2003, immediately following the delisting from the NYSE, our stock began trading in the over-the-counter "Pink Sheets" market under the symbol HLSH. On August 14, 2006, we announced we had been cleared to submit an application for the listing of our common stock on the NYSE. Shares of our common stock began trading on the NYSE on October 26, 2006, under the symbol "HLS."

The following table sets forth the high and low bid quotations per share of our common stock as reported on the over-the-counter market from January 1, 2006 through October 25, 2006, as well as the high and low sales prices per share for our common stock as reported on the NYSE from October 26, 2006 until the date indicated below. The stock price information is based on published financial sources. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions. All quotations per share have been adjusted to reflect the reverse stock split that became effective on October 25, 2006.

	Market	High	Low
2006
First Quarter.......................................................................................	OTC	$ 26.25	$ 22.50
Second Quarter.................................................................................	OTC	24.60	21.50
Third Quarter.....................................................................................	OTC	25.05	17.50
Fourth Quarter (through October 25, 2006)..................................	OTC	26.65	24.10
Fourth Quarter (from October 26 through December 31, 2006)..	NYSE	26.25	19.80

2007
First Quarter....................................................................................	NYSE	$ 25.89	$ 20.51
Second Quarter...............................................................................	NYSE	21.70	16.59
Third Quarter..................................................................................	NYSE	19.33	14.84
Fourth Quarter................................................................................	NYSE	23.02	17.03

2008
First Quarter...................................................................................	NYSE	$ 21.70	$ 15.20
Second Quarter (through June 23, 2008)...................................	NYSE	20.20	17.80

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus supplement or incorporated by reference into the accompanying prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and reduce debt, and do not anticipate paying any cash dividends in the foreseeable future. The terms of our Credit Agreement place restrictions on our ability to pay dividends. However, our 6.50% Series A Convertible Perpetual Preferred Stock generally provides for the payment of cash dividends subject to certain limitations.

UNDERWRITING

HealthSouth Corporation and J.P. Morgan Securities Inc., who we refer to herein as the underwriter, have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the shares being offered hereby.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

The underwriter proposes to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such offering price less a selling concession not to exceed $0.10 per share of the principal amount of the shares. After the initial offering of the shares to the public, the underwriter may change the public offering price.

We and all of our directors and each member of our executive management team have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriter, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of common stock made by an underwriter in the open market prior to the completion of the offering.

The underwriter may also impose a penalty bid. This occurs when a broker or dealer repays to the underwriter a portion of the underwriting discount or commission received by it because the underwriter has repurchased shares sold by or for the account of such broker or dealer in short covering transactions.

Any of these activities, as well as other purchases by the underwriter for its own account, may have the effect of preventing or regarding a decline in the market price of the shares of common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriter and its affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriter may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of its business. We intend to use a portion of the combined net proceeds of this offering to, among other things, repay a portion of our outstanding indebtedness under our existing credit agreements. JPMorgan Chase Bank, N.A., an affiliate of the underwriter, is a lender, an administrative agent and a collateral agent under the existing credit agreements and, accordingly, may receive a portion of the net proceeds of this offering.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered under this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the common stock offered under this prospectus supplement will be passed upon for the underwriter by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus by reference to HealthSouth Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

HEALTHSOUTH CORPORATION

Common Stock

Preferred Stock

Warrants

____________________________

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our common stock;
•	shares of our preferred stock, which may be convertible or exchangeable; and
•	warrants to purchase common stock or preferred stock.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information," before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the symbol "HLS."

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

____________________________

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________

The date of this prospectus is June 23, 2008

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS................................................................................................................................................	1
FORWARD-LOOKING STATEMENTS..............................................................................................................................	2
RISK FACTORS......................................................................................................................................................................	3
THE COMPANY.....................................................................................................................................................................	4
USE OF PROCEEDS................................................................................................................................................................	5
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS....................	6
DESCRIPTION OF CAPITAL STOCK.................................................................................................................................	7
DESCRIPTION OF WARRANTS.........................................................................................................................................	9
PLAN OF DISTRIBUTION..................................................................................................................................................	10
WHERE YOU CAN FIND MORE INFORMATION........................................................................................................	13
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................................	14
LEGAL MATTERS...............................................................................................................................................................	15
EXPERTS...............................................................................................................................................................................	15

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms "HealthSouth," "we," "us," "our," and the "Company" refer to HealthSouth Corporation and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more transactions. This prospectus provides a general description of the securities that may be sold by us. Each time we sell securities described in this prospectus, we are required to provide you with this prospectus and a prospectus supplement containing specific information about us and the terms of the securities being sold. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of the date of the prospectus and any accompanying prospectus supplement. Our business, financial position, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential," or "continue" or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include:

•	each of the factors incorporated herein by reference and discussed under the heading "Risk Factors," starting on page 3 of this prospectus;
•	changes or delays in, or suspension of, reimbursement for our services by governmental or private payors, including our ability to obtain and retain favorable arrangements with third-party payors;
•	our ability to attract and retain nurses, therapists, and other health care professionals in a highly competitive environment with often severe staffing shortages;
•	changes in the regulations of the health care industry at either or both of the federal and state levels;
•	competitive pressures in the health care industry and our response to those pressures; and
•	general conditions in the economy and capital markets.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated herein by reference, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), before making an investment decision. See "Where You Can Find More Information."

THE COMPANY

HealthSouth is the largest provider of inpatient rehabilitative health care services in the United States, with 94 inpatient rehabilitation hospitals, 6 long-term acute care hospitals, 60 outpatient rehabilitation satellites located within or near (and operated by) our hospitals, 25 licensed, hospital-based home health agencies, and approximately 22,000 full- and part-time employees as of December 31, 2007. Shares of our common stock began trading on the New York Stock Exchange on October 26, 2006 under the ticker symbol "HLS."

You should read this prospectus and any prospectus supplement together with the additional information contained under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find More Information."

HealthSouth was incorporated under the laws of the State of Delaware. Our principal executive offices are located at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of the securities offered hereby for general corporate purposes, including:

•	redemption and repayment of short-term or long-term borrowings;
•	acquisitions of or investments in businesses or assets;
•	capital expenditures; and
•	working capital.

Pending the application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the consolidated ratios of earnings to combined fixed charges and preference dividends for HealthSouth Corporation and its subsidiaries for the periods indicated:

Three Months Ended	Year ended December 31,
March 31, 2008	2007	2006	2005	2004	2003
1.08x	*	*	*	*	*

* For the years ended December 31, 2007, 2006, 2005, 2004 and 2003, the Company had an earnings-to-combined fixed charges and preferred stock dividends coverage deficiency of approximately $132.9 million, $514.1 million, $326.2 million, $52.2 million, and $187.6 million, respectively.

In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes, fixed charges (exclusive of interest capitalized), and distributed income of equity investees and (2) fixed charges consist of interest and amortization of debt discounts and fees expense (including amounts capitalized), the estimated interest portion of rents, and dividends on our convertible perpetual preferred stock.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 200,000,000 shares of common stock, $0.01 par value per share, and 1,500,000 shares of preferred stock, par value $0.10 per share. As of June 20, 2008, 79,174,141 shares of common stock and 400,000 shares of preferred stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our restated certificate of incorporation and amended and restated bylaws, which we have filed with the SEC. A copy of our restated certificate of incorporation, was filed with the SEC as Exhibit 3.1 to our Annual Report on Form 10-K on June 27, 2005, and a copy of our certificate of amendment to the restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed October 31, 2006. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.3 to our Quarterly Report on Form 10-Q filed on November 6, 2007.

Description of Common Stock

The common stock, par value $.01 per share,of the Company has the following rights,preferences and privileges:

Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors. The common stock generally votes together with the Company's 6.5% Series A Convertible Perpetual Preferred Stock as a single class. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares present or represented by proxy.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the Company's board of directors out of assets legally available for the payment of dividends.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company's affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, the Company's remaining assets will be distributed ratably among the holders of the common stock on a per share basis. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, the Company will need to pay the applicable distribution to the holders of preferred stock before distributions are paid to the holders of the common stock.

Rights and preferences. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Description of Preferred Stock

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof adopted by our board of directors, as shall be expressed in the resolutions providing therefor. A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

•	the title and stated value of the preferred stock;
•	the price or prices at which the preferred stock may be purchased;
•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;
•	the dividend rate(s), period(s), and/or payments date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non cumulative and, if cumulative, the date from which the dividends on the preferred stock shall accumulate;
•	the procedures for an auction and remarketing, if any, for the preferred stock;
•	the provisions for a sinking fund, if any, for the preferred stock;
•	the voting rights of the preferred stock;
•	the provisions for redemption, if applicable, of the preferred stock;
•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock or exchangeable for other securities, including the conversion price, or the manner of calculating the conversion price, and conversion period or the exchange ratio, or manner of calculating the exchange ratio, and exchange period;

•	if appropriate, a discussion of the United States federal income tax considerations applicable to the preferred stock;
•	the ranking of the preferred stock relative to the common stock and any outstanding series of preferred stock; and
•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, holders of our preferred stock will have no preemptive rights.

The issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

The terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities will be detailed in the prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock, or other securities of the Company, or any combinations of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;
•	the aggregate numbers of the warrants;
•	the price or prices at which the warrants will be issued;
•	the currencies in which the price or prices of the warrants may be payable;
•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;
•	the designations and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;
•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;
•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	the minimum or maximum amount of the warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	if appropriate, a discussion of the United States federal income tax considerations applicable to the warrants; and
•	any other specific terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus from time to time. We may sell the securities in one or more of the following ways from time to time:

•	to or through one or more underwriters or dealers;
•	in short or long transactions;
•	directly to investors;
•	through agents; or
•	through a combination of any of these methods of sale.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;
•	in one or more transactions at a fixed price or prices, which may be changed from time to time;
•	in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	at prices related to those prevailing market prices; or
•	at negotiated prices.

We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities, including:

•	the names of any underwriters, dealers or agents;
•	any agency fees or underwriting discounts or commissions and other items constituting agents' or underwriters' compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	the public offering price; and
•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers.If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities.Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

You may copy and inspect the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services and at the Internet worldwide website maintained by the SEC at "http://www.sec.gov."

In addition, you may obtain these materials on our website. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus "incorporates by reference" information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•	Our Annual Report on Form 10−K for the fiscal year ended December 31, 2007, filed with the SEC on February 26, 2008;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the SEC on May 7, 2008;
•	Our Current Report on Form 8−K that was filed with the SEC on January 23, 2008;
•	Our Current Report on Form 8−K that was filed with the SEC on January 30, 2008;
•	Our Current Report on Form 8−K that was filed with the SEC on February 6, 2008;
•	Our Current Report on Form 8−K that was filed with the SEC on April 1, 2008;
•	Our Current Report on Form 8−K that was filed with the SEC on April 15, 2008;
•	Our Current Report on Form 8−K that was filed with the SEC on April 22, 2008;
•	Our Current Report on Form 8−K that was filed with the SEC on April 29, 2008;
•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2008, as amended by our Schedule 14A, filed with the SEC on April 23, 2008; and
•

Our Registration Statement on Form 8-A, filed with the SEC on September 13, 2006, describing our common stock, and any amendment or report filed with the SEC for the purpose of updating the description.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

HealthSouth Corporation

General Counsel

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

(205) 970-5919

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to HealthSouth Corporation's Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

8,800,000 Shares

HEALTHSOUTH CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

June 24, 2008

JPMorgan